                                                                    EXHIBIT 3(a)

                            CERTIFICATE OF AMENDMENT

                                       OF

                             RESTATED CERTIFICATE OF
                                  INCORPORATION

                                       OF

                                   ADVO, INC.

         ADVO, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That, by written consent of the Directors of the Corporation, a resolution approving an amendment to the Restated Certificate of Incorporation of the Corporation to increase the number of shares of the Corporation's authorized stock, was duly adopted and declared to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED: That the Board of Directors deems it advisable and in the best interests of the Company that the Company's Certificate of Incorporation, as restated and amended, be further amended to increase the Company's authorized shares of Common Stock, $.01 par value per share, from 40,000,000 shares to 80,000,000 shares, and accordingly proposes that stockholders at the Annual Meeting of Stockholders to be held on January 23, 2004 approve the following amendment to the Company's Certificate of Incorporation, as restated and amended to date:

          Article IV of the Certificate of Incorporation, as restated and amended to date, is amended so that the same shall be deleted in its entirety and a new paragraph which reads as follows shall be inserted in place thereof:

                  "ARTICLE IV. Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 85,000,000 shares, of which 80,000,000 shares shall be designated Common Stock, $.01 par value per share, and 5,000,000 shares shall be designated Preferred Stock, par value $.01 per share.

                  (A) The Board of Directors of the Corporation is hereby expressly vested with the authority by resolution or resolutions to issue one or more classes or series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions.

                  (B) Except as otherwise provided by statute or any resolution adopted by the Board of Directors pursuant to Article IV(A) of this Certificate of Incorporation, each holder of Common Stock shall be entitled to vote and shall have one vote for each share thereof held."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held on January 23, 2004 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, said ADVO, INC. has caused this certificate to be signed by Gary Mulloy, its Chief Executive Officer this 23rd day of January, 2004.

                                                 ADVO, INC.

                                                     By: /s/ GARY MULLOY
                                                         --------------------
                                                         Gary Mulloy
                                                         Chief Executive Officer